ALR TECHNOLOGIES ANNOUNCES THAT ITS ALRT DIABETES SOLUTION HAS BEEN DEVELOPED TO AN ENTERPRISE-SCALE

*The **ALRT Diabetes Solution** is an enterprise-scale product that allows healthcare systems to implement best practices for diabetes care on large populations of patients - saving lives and money.*

"REPRESENTS A FUNDAMENTAL SHIFT IN DIABETES CARE"

Company assembles three unique components to create a comprehensive product offering, meets with potential investors, and positions itself for market entry.

(May 14, 2018 -- RICHMOND, VA) After a busy period of product development and strategic refocus, ALR Technologies Inc. (OTCPINK: ALRT) has developed the **ALRT Diabetes Solution** that combines three proprietary features: A1c forecasting, insulin dose adjustment, and performance monitoring in a dashboard-based platform that makes it possible to manage large populations of diabetes patients. The solution is cost effective and efficient.

"This represents a fundamental shift in diabetes care," said Sidney Chan, CEO of ALR Technologies and Chairman of the Board. "The **ALRT Diabetes Solution** is the only system that can be used reliably on an enterprise scale to implement best practice diabetes care and track adherence in order to achieve target outcomes and contain costs."

Best practices for diabetes care are well documented in the clinical recommendations published by national diabetes organizations and health ministries. But best practice care is challenging to implement at scale and the global diabetes pandemic continues to grow.

"We have spent the last five years developing, testing, and refining the system to become a product far more promising than we originally envisioned," said Sidney Chan, CEO of ALR Technologies and Chairman of the Board. "Now is the time to bring the **ALRT Diabetes Solution** to market."

Initially, the Company is targeting government health systems and single payer systems in four regions as the ideal customers for the innovative **ALRT Diabetes Solution** to meet their goals.

The four target regions are:

1) Persian Gulf Kingdoms where the prevalence of diabetes (20%) is among the highest in the world and the healthcare systems are sophisticated, centralized, and looking for an effective diabetes solution.

2) Latin America where prevalence is high and single-payer systems bear the burden of providing care to large patient populations.

3) East and South Asian countries with more than half the world's diabetes patients. The Company expects to demonstrate ALRT Diabetes is designed for cost effective and efficient large scale patient population management in two smaller markets before expanding to nations with the larger diabetes populations.

4) Other single payer systems known for healthcare innovation e.g. Canadian Provincial Health Plans.

"Large-scale demonstration projects in any of these target regions will provide outcomes that will attract the attention of health systems and pharmaceutical companies," said Mr. Chan. "For investors, ALRT represents an outstanding opportunity as the **ALRT Diabetes Solution** will become an indispensable and affordable tool to help mitigate diabetes progression, contain complications and improve lives for millions of patients."

"While our initial focus will be on these International markets, the U.S. diabetes situation continues to march toward epidemic numbers, and we see high applicability for the **ALRT Diabetes Solution** there as well," continued Mr. Chan. "Due to its scalability, affordability, and potential ROI vs. other diabetes products, we expect significant interest from financial risk bearing heath entities in the U.S."

"ALRT enables health systems to apply diabetes care best practices and track performance," concluded Mr. Chan. "This is important to any institution interested in improving lives and saving money."

The company released the following video overview of the **ALRT Diabetes Solution**:
https://youtu.be/b8TgPOGYCKs

###

About ALR Technologies Inc.
ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system (the "ALRT Diabetes Solution") that collects data directly from blood glucose meters. The ALRT Diabetes Solution processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com